                                                                  Exhibit (e)(3)

                                XTRA Corporation
                              200 Nyala Farms Road
                              Westport, CT  06880


                                         July 24, 2001


Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, NE  68131

     Re:  Confidentiality Agreement
          -------------------------

Ladies and Gentlemen:

     In connection with your consideration of a possible acquisition of XTRA Corporation (the "Company"), you may from time to time request certain oral and written information concerning the Company which is non-public, confidential or proprietary in nature. In consideration of furnishing you with such information (the "Evaluation Material"), the Company hereby requests your agreement as follows:

     1. The Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you or any subsidiary of yours (collectively, the "Buyer"), and not in any way directly or indirectly detrimental to the Company or its subsidiaries, and unless and until Buyer has completed the purchase of a majority of the shares of common stock of the Company outstanding on the date of such purchase on a fully-diluted basis pursuant to a definitive Agreement and Plan of Merger (the "Merger Agreement") between the Company and Buyer, such information will be kept confidential by Buyer and its advisors, except that the Evaluation Material or portions thereof may be disclosed to those of Buyer's directors, officers, employees and representatives of Buyer's advisors (collectively, "Representatives") who need to know such information solely for the purpose of evaluating Buyer's possible acquisition of the Company (it being understood that, before disclosing the Evaluation Material or any portion thereof to such Representatives, Buyer will inform them of the confidential nature of the Evaluation Material and obtain their agreement to be bound by this Agreement and not to disclose such information to any other person). Buyer agrees to be responsible for any breach of this Agreement by its Representatives.

     In the event that Buyer or any of Buyer's Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, Buyer shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order
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                                      -2-


or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, Buyer agrees to furnish only that portion of the Evaluation Material which Buyer is advised by written opinion of counsel is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.

     2.  The term "Evaluation Material" does not include any information that
(i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Buyer or Buyer's Representatives), (ii) was available to Buyer on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement regarding the Company, or (iii) has been independently acquired or developed by Buyer without violating any of Buyer's obligations under this Agreement.

     3. If a purchase of a majority of the outstanding shares of common stock of the Company is not consummated by Buyer, or at any other time subsequent to the termination of the Merger Agreement, Buyer will promptly return to the Company all copies of the Evaluation Material in Buyer's possession or in the possession of Buyer's Representatives, and Buyer will promptly destroy all copies of any analyses, compilations, studies or other documents prepared by or for Buyer or for Buyer's use which reflect or contain any Evaluation Material.

     4. Unless and until a definitive Merger Agreement between the Company and Buyer has been executed and delivered, without the prior consent of the Company, Buyer will not, and will direct Buyer's Representatives not to, disclose to any person (a) the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and Buyer, (b) that Buyer has requested or received Evaluation Material from the Company or (c) any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used in this Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership, limited liability company, joint venture or individual.

     5. In consideration of the Evaluation Material being furnished to Buyer, Buyer hereby agrees that, for a period of twelve months from the date hereof, neither Buyer nor any of its affiliates will solicit to employ or hire any of the current officers or employees of the Company or its subsidiaries with whom Buyer has had contact or who was specifically identified to Buyer during the period of Buyer's investigation of the Company, so long as they are employed by the Company or its subsidiaries, without obtaining the prior written consent of the Company.

     6. Buyer understands and acknowledges that the Company is not making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or of any other information concerning the Company provided or prepared by or for the Company, and none of the Company, its subsidiaries, or any of their respective officers,
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                                      -3-

directors, employees, stockholders, owners, affiliates or agents, will have any liability to Buyer or any other person resulting from Buyer's use of the Evaluation Material or any such other information. Only those representations or warranties that are made to Buyer in the Merger Agreement when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such Merger Agreement, shall have any legal effect.

     7. Buyer understands and agrees that no contract or agreement providing for the sale of the Company shall be deemed to exist between Buyer and the Company unless and until a definitive Merger Agreement has been executed and delivered, and Buyer hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with the sale of the Company unless and until Buyer shall have entered into a definitive Merger Agreement. Buyer also agrees that unless and until a definitive Merger Agreement between the Company and Buyer with respect to the acquisition of the Company has been executed and delivered, neither the Company nor any of its subsidiaries has any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive Merger Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on the part of the Buyer. Buyer further understands that, unless and until a definitive Merger Agreement between the Company and the Buyer with respect to the acquisition of the Company has been executed and delivered, (a) the Company shall be free to conduct the process for the sale or other disposition of the Company as its in its sole discretion shall determine (including, without limitation, by negotiating with any prospective buyer and entering into a definitive Merger Agreement with such buyer, or by completing a public offering of equity securities of the Company, in either case without prior notice to Buyer or any other person), (b) any procedures relating to such sale or disposition may be changed at any time without notice to Buyer or any other person, (c) the Company may postpone or abandon its efforts to sell or dispose of the Company at any time without any advance notice to Buyer and (d) Buyer shall not have any claim whatsoever against the Company or any of its directors, officers, stockholders, owners, affiliates, employees or agents, arising out of or relating to the sale or other disposition of all or any part of the Company (other than those as against the parties to a definitive Merger Agreement with Buyer in accordance with the terms thereof). Neither this paragraph nor any other provision of this Agreement may be waived or amended except by written consent of the Company, as applicable, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment; provided, however, that this paragraph shall become null and void if and when a definitive Merger Agreement between the Company and Buyer with respect to the acquisition of the Company has been executed and delivered.

     8. Buyer agrees to indemnify the Company against any and all losses, damages, claims or expenses incurred or suffered by the Company as a result of Buyer's breach of this letter. Buyer understands and acknowledges that any disclosure or misappropriation of any of the Evaluation Material in violation of this letter may cause the Company irreparable harm, the
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                                      -4-

amount which may be difficult to ascertain. Buyer agrees that the Company shall be entitled to equitable relief, including injunction, in the event of Buyer's breach (either actual or threatened) of this Agreement and that Buyer shall not oppose the granting of such relief. Such right of the Company to equitable relief is in addition to any other remedies available to the Company.

     9. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     10. This Agreement is for the benefit of the Company and shall be governed and construed in accordance with the laws of the State of Delaware. Buyer's obligations under this Agreement, except the obligations set forth in Sections 3 and 5 hereof, shall expire twenty-four (24) months from the date hereof.
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                                      -5-


     This Agreement is being delivered to you in duplicate. Kindly execute and return one copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

                              Very truly yours,

                              XTRA CORPORATION



                              By:  /s/ A. Scott Mansolillo
                                   ---------------------------------
                                     A Duly Authorized Signatory


Accepted and Agreed To:

BERKSHIRE HATHAWAY INC.



By: /s/ Marc D. Hamburg
    ----------------------------
     A Duly Authorized Signatory